NewsLine
November 22, 2021
TO ALL MEMBERS:

2021 BOARD OF DIRECTORS ELECTION RESULTS:
FOUR DIRECTORS ELECTED TO FOUR-YEAR TERMS;
LEWIS DIAZ, SCOTT SPIVEY APPOINTED TO FILL VACANCIES;
JIM VANCE ELECTED BOARD VICE CHAIR

We are pleased to announce the results of the 2021 FHLB Cincinnati Board of Directors (Board) election. In this election, two Kentucky Member Directors, and one at-large Independent Director were elected to the Board. From Kentucky, J. Wade Berry was elected and Greg W. Caudill was re-elected. Danny J. Herron, Nashville, Tennessee, was elected to serve as an Independent Public Interest Director. Ohio Member Director Kathleen A. Rogers was unopposed and, in accordance with federal regulations, was declared elected. All four directors will serve four-year terms commencing January 1, 2022, and expiring December 31, 2025.

MEMBER DIRECTOR ELECTION RESULTS

In Kentucky, three candidates ran for two open seats. The two candidates receiving the highest number of votes were elected to the Board. The election results are provided below.

Number of eligible Kentucky voting members: 165
Total eligible Kentucky votes to be cast: 989,885

J. Wade Berry (Elected)
President & CEO, Farmers Bank & Trust Company, Marion
Total votes received: 720,088

Greg W. Caudill (Re-elected)
Director, Farmers National Bank, Danville
Total votes received: 445,592

David E. Sartore
Executive Vice President & CFO, Field & Main Bank, Henderson
Total votes received: 238,059

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of an Independent Public Interest Director, the Board nominated Danny J. Herron, President & CEO, Habitat for Humanity of Greater Nashville, Nashville, Tennessee. Mr. Herron exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and is thereby elected to the Board:

Number of eligible voting members: 627
Total eligible votes to be cast: 6,379,806

Danny J. Herron
President & CEO, Habitat for Humanity of Greater Nashville, Nashville
Total votes received: 2,099,803
Percent of votes eligible to be cast: 32.9%

The Board ratified election results and took additional action to appoint two Independent Directors to fill the vacancies of two Independent Directors retiring at year-end 2021. Lewis Diaz, Partner, Dinsmore and Shohl, LLP, Covington, Kentucky, was appointed as an Independent Public Interest Director to serve, effective January 1, 2022 through December 31, 2023, representing the remainder of the term of Charles J. Ruma. Leslie Scott Spivey, Senior Vice President, Chief Financial Officer, First Student, Inc., Cincinnati, Ohio, was appointed as an Independent Director to serve, effective January 1, 2022 through December 31, 2022, representing the remainder of the term of April Miller Boise.

Additionally, the Board elected James J. Vance, Senior Vice President & Co-Chief Investment Officer, Western-Southern Life Assurance Co., Cincinnati, Ohio, to serve as Vice Chair of the Board. His two-year term commences January 1, 2022, and expires December 31, 2023.

On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell
President and CEO